    As filed with the Securities and Exchange Commission on December 14, 2000
                                                  Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              LSI LOGIC CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ---------------------

              DELAWARE                              3674                             94-2712976
  (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
   incorporation or organization)       Classification Code Number)            Identification Number)

                             1551 McCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 433-8000
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                             ---------------------
                              DAVID G. PURSEL, ESQ.
                         VICE PRESIDENT, GENERAL COUNSEL
                                  AND SECRETARY
                              LSI LOGIC CORPORATION
                             1551 McCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 433-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:
                             LARRY W. SONSINI, ESQ.
                             KATHLEEN B. BLOCH, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300
                             ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                             ---------------------


                                       CALCULATION OF REGISTRATION FEE
=============================================================================================================
       TITLE OF EACH CLASS                              PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
        OF SECURITIES TO              AMOUNT TO BE       OFFERING PRICE   AGGREGATE OFFERING  REGISTRATION
          BE REGISTERED                REGISTERED         PER SHARE(1)        PRICE(1)             FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.....      1,389,431            $22.725         $31,574,819.47     $8,335.75
=============================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average high and low trading price of the Common Stock reported on the New York Stock Exchange Composite Tape on December 13, 2000 in accordance with Rule 457(c) under the Securities Act of 1933.
                             ---------------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
================================================================================

This information in this prospectus is not complete and may be changed. The selling stockholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================

Subject to Completion dated: December 14, 2000

PROSPECTUS


                                1,389,431 SHARES

                              LSI LOGIC CORPORATION

                              --------------------

                                  COMMON STOCK
                                ($0.01 PAR VALUE)

                   -------------------------------------------

        This prospectus relates to the public offering, which is not being underwritten, of 1,389,431 shares of our common stock which is held by some of our current stockholders.

        The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is listed on the New York Stock Exchange Composite Tape under the symbol "LSI." On December 13, 2000, the last reported sale price for our common stock on the New York Stock Exchange Composite Tape was $21.61 per share.

        SEE "RISK FACTORS" BEGINNING AT PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                  -------------------------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  -------------------------------------------

                The date of this Prospectus is December 14, 2000.


================================================================================


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

                                TABLE OF CONTENTS


                                                                                    Page
                                                                                    ----
       Where You Can Find More Information.......................................      2
       Special Note Regarding Forward-Looking Statements.........................      3
       LSI Logic Corporation.....................................................      4
       Risk Factors..............................................................      5
       Selling Stockholders......................................................     11
       Plan of Distribution......................................................     13
       Legal Matters.............................................................     14
       Experts...................................................................     14

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "LSI Logic," "we," "us," and "our" refer to LSI Logic Corporation, its predecessors and its consolidated subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

        (1)     Our Annual Report on Form 10-K for the year ended December 31,
                1999;

        (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;

        (3) Our Current Reports on Form 8-K dated January 26, 2000, February 15, 2000, February 24, 2000, April 27, 2000, May 24, 2000, July
                26, 2000, July 28, 2000, October 25, 2000, and December 12,
                2000;

        (4)     Our Definitive Proxy Statement on Schedule 14A dated March 24,
                2000;

        (5) The description of our common stock contained in our registration statement on Form 8-A dated August 29, 1989, including any amendments or reports filed for the purpose of updating such description; and

        (6) The description of our Amended and Restated Preferred Shares Rights Agreement in our Registration Statement on Form 8-A-12G/A dated December 8, 1998.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             Investor Relations
                             LSI Logic Corporation
                             1551 McCarthy Boulevard
                             Milpitas, California 95035
                             (408) 433-8000

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

        Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

        No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement. The risks set out below are not the only risks we face.

        If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline.

                              LSI LOGIC CORPORATION

        We are a leader in the design, development, manufacture and marketing of high performance integrated circuits and highly scalable enterprise storage systems.

        Our integrated circuits are used in a wide range of communication devices, including wireless, broadband, data networking and set-top box applications. We also provide other types of integrated circuit products and board-level products for network computing and high-performance storage controllers and systems for storage area networks.

        We operate in two segments - the semiconductor segment and the storage area network ("SAN") systems segment, in which we offer products and services for a variety of electronic systems applications. Our products are marketed primarily to original equipment manufacturers ("OEMs") of products targeted for applications in the four major markets that we believe will continue to grow rapidly for the foreseeable future, which are:

        -  Broadband Communications;
        -  Networking Products;
        -  Storage Components; and
        -  Storage Area Networking Systems ("SAN systems").

        In the semiconductor segment, we use advanced process technology and design methodologies to design, develop, and manufacture highly complex integrated circuits for the broadband communications, networking products, and storage components markets. These integrated circuits include both application-specific integrated circuits, commonly referred to as ASICs, and standard products.

        We have developed methods of designing integrated circuits based on a library of building blocks of industry-standard electronic functions, interfaces, and protocols. Among these is our CoreWare(R) design methodology. Our advanced submicron manufacturing process technologies allow our customers to combine one or more CoreWare library elements with memory and their own proprietary logic to integrate a highly complex, system-level solution on a single chip.

        In the SAN systems segment, our enterprise storage systems are designed, manufactured, and sold by our wholly owned subsidiary - LSI Logic Storage Systems, Inc. Our high-performance, highly scalable open storage area network systems and storage solutions are available directly through OEMs and through a worldwide network of resellers under the MetaStor(R) brand for the data warehousing, electronic commerce and internet applications.

        Many of our customers are worldwide leaders in their end markets. Our customers include:

        -  Cisco Systems, Inc.,
        -  Compaq Computer Corporation,
        -  Hewlett-Packard Company,
        -  IBM Corporation,
        -  NCR,
        -  Sony Corporation, and
        -  Sun Microsystems, Inc.

        We own and operate manufacturing facilities in the United States, Japan and Hong Kong, where substantially all of our wafers are fabricated. We have developed and use complementary metal oxide semiconductor ("CMOS") process technologies to manufacture our integrated circuits. Our production operations are fully computer-integrated to increase efficiency and reduce costs. The factories in Gresham, Oregon and Tsukuba, Japan are ISO-9002 certified and the facility in Colorado Springs, Colorado is ISO-9001 certified. These certifications are important internationally recognized standards for quality.

        We market our products and services worldwide through direct sales, marketing and field technical staff and through independent sales representatives and distributors. In addition, we specifically market our SAN system products to original equipment manufacturers and end users through value added resellers.

        We were originally incorporated in California in 1980. In 1987, we were reincorporated in Delaware. Our principal offices are located at 1551 McCarthy Boulevard, Milpitas, California 95035, and our telephone number is (408) 433-8000.

                                  RISK FACTORS

        Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this Prospectus and in the documents incorporated herein by reference. These are statements that relate to our expectations for future events and time periods. Generally, the words, "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

        OUR PRODUCT AND PROCESS DEVELOPMENT ACTIVITIES OCCUR IN A HIGHLY COMPETITIVE ENVIRONMENT. The semiconductor and SAN systems segments in which we conduct business are characterized by rapid technological change, short product cycles, and evolving industry standards. We believe our future success depends, in part, on our ability to improve on existing technologies and to develop and implement new ones in order to continue to reduce semiconductor chip size and improve product performance and manufacturing yields. We must also be able to adopt and implement emerging industry standards and to adapt products and processes to technological changes. If we are not able to implement new process technologies successfully or to achieve volume production of new products at acceptable yields, our operating results and financial condition will be adversely impacted.

        In addition, we must continue to develop and introduce new products that compete effectively on the basis of price and performance and that satisfy customer requirements. We continue to emphasize engineering development and acquisition of CoreWare building blocks and integration of our CoreWare libraries into our design capabilities. Our cores and standard products are intended to be based upon industry standard functions, interfaces and protocols so that they are useful in a wide variety of systems applications. Development of new products and cores often requires long-term forecasting of market trends, development and implementation of new or changing technologies and a substantial capital commitment. We cannot assure you that cores or standard products that we select for investment of our financial and engineering resources will be developed or acquired in a timely manner or will enjoy market acceptance.

        WE OPERATE HIGHLY COMPLEX AND COSTLY MANUFACTURING FACILITIES. The manufacture and introduction of our products is a complicated process. Challenges we face in the manufacturing process include:

        -  maintaining a competitive manufacturing cost structure;

        - implementing the latest process technologies required to manufacture new products;
        - exercising stringent quality control measures to ensure high yields;
        - effectively managing the subcontractors engaged in the test and assembly of products; and
        - updating equipment and facilities as required for leading edge production capabilities.

        We do not control the timing or size of orders for our products. We generally do not have long-term volume production contracts with our customers.

        We may not be able to meet sudden increases in demand beyond our current manufacturing capacity, which may result in additional capital expenditures and production costs. In addition, order volumes below anticipated levels may result in the under-utilization of our manufacturing facilities, resulting in higher per unit costs, which could adversely impact our operating results and financial condition.

        OUR MANUFACTURING FACILITIES ARE SUBJECT TO DISRUPTION FOR REASONS BEYOND OUR CONTROL. Our newest wafer fabrication site in Gresham, Oregon is a highly complex, state-of-the-art facility. Anticipated production rates depend upon the reliable operation and effective integration of a variety of hardware and software components. We cannot give assurance that all of these components will be fully functional or successfully integrated on time or that the facility will achieve the forecasted yield targets. The capital expenditures required to bring the facility to full operating capacity may be greater than we anticipate and result in lower margins.

        Operations at any of our primary manufacturing facilities, or at any of our test and assembly subcontractors, may be disrupted for reasons beyond our control, including work stoppages, fire, earthquake, floods, or other natural disasters. Such an unexpected disruption could cause delays in shipments of products to our customers and alternate sources for production may be unavailable on acceptable terms. This could result in the cancellation of orders or loss of customers.

        WE HAVE SIGNIFICANT CAPITAL REQUIREMENTS TO MAINTAIN AND GROW OUR BUSINESS. In order to remain competitive, we must continue to make significant investments in new facilities and capital equipment. During 2001 we anticipate that we will spend approximately $600 million on capital assets and that we will be required to spend potentially larger amounts thereafter. We may seek additional equity or debt financing from time to time and cannot be certain that additional financing will be available on favorable terms, or at all. Moreover, any future equity or convertible debt financing will decrease the percentage of equity ownership of existing stockholders and may result in dilution, depending on the price at which the equity is sold or the debt is converted. In addition, the high level of capital expenditures that we require to remain competitive results in relatively high fixed costs. If demand for our products does not absorb additional capacity, the fixed costs and operating expenses related to increases in our production capacity could have a material adverse impact on our operating results and financial condition. As of September 30, 2000, we had convertible notes outstanding of approximately $845 million.

        WE ARE EXPOSED TO FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES. We have international subsidiaries and distributors that operate and sell our products globally. Further, we purchase a substantial portion of our raw materials and manufacturing equipment from foreign suppliers, and incur labor and other operating costs in foreign currencies, particularly in our Japanese manufacturing facilities. As a result, we are exposed to the risk of changes in foreign currency exchange rates or declining economic conditions in these countries. We use forward exchange contracts to manage our exposure to currency fluctuations. There is no assurance that these hedging transactions will eliminate exposure to currency rate fluctuations that could affect our operations and/or cash flows.

        WE DO BUSINESS IN EUROPE AND FACE RISKS ASSOCIATED WITH THE EURO. A new European currency was implemented in January 1999 to replace the separate currencies of eleven western European countries. This has required changes in our operations as we modified systems and commercial arrangements to deal with the new currency. Although a three-year transition period is expected during which transactions may also be made in the old currencies, this is requiring dual currency processes for our operations. We have identified issues involved and will continue to address them, there can be no assurances that all problems will be foreseen and controlled without any adverse impact on our operating results or financial condition.

        WE PROCURE PARTS AND RAW MATERIALS FROM LIMITED DOMESTIC AND FOREIGN SOURCES. We use a wide range of parts and raw materials in the production of our semiconductors, host adapter boards, and storage systems, including silicon wafers, processing chemicals, and electronic and mechanical components. We do not generally have guaranteed supply arrangements with our suppliers and do not maintain an extensive inventory of parts and materials for manufacturing. We purchase some of these parts and materials from a limited number of vendors and some from a single supplier. On occasion, we have experienced difficulty in securing an adequate volume and quality of parts and materials. There is no assurance that, if we have difficulty in obtaining parts or materials in the future, alternative suppliers will be available, or that these suppliers will provide parts and materials in a timely manner or on favorable terms. As a result, we may be adversely affected by delays in new and current product shipments. If we cannot obtain adequate materials for manufacture of our products, there could be a material adverse impact on our operating results and financial condition.

        WE OPERATE IN HIGHLY COMPETITIVE MARKETS. We compete in markets that are intensely competitive, and which exhibit both rapid technological change and continual price erosion. Our competitors include many large domestic and foreign companies that have substantially greater financial, technical, and management resources. Several major diversified electronics companies offer ASIC products and/or other standard products that are competitive with our product lines. Other competitors are specialized, rapidly growing companies that sell products into the same markets that we target. Some of our large customers may develop internal design and production capabilities to manufacture their own products, thereby displacing our products. There is no assurance that the price and performance of our products will be superior relative to the products of our competitors. As a result, we may experience a loss of competitive position that could result in lower prices, fewer customer orders, reduced revenues, reduced gross margins, and loss of market share. To remain competitive, we continually evaluate our worldwide operations, looking for additional cost savings and technological improvements.

        Our future competitive performance depends on a number of factors, including our ability to:

        -  properly identify target markets;
        - accurately identify emerging technological trends and demand for product features and performance characteristics;
        -  develop and maintain competitive products;
        - enhance our products by adding innovative features that differentiate our products from those of our competitors;
        -  bring products to market on a timely basis at competitive prices;
        - respond effectively to new technological changes or new product announcements by others;
        -  adapt products and processes to technological changes; and
        -  adopt and/or set emerging industry standards.

        We may not meet our design, development, and introduction schedules for new products or enhancements to our existing and future products. In addition, our products may not achieve market acceptance or sell at favorable prices.

        WE CONCENTRATE OUR SALES EFFORTS ON A LIMITED NUMBER OF CUSTOMERS. We are increasingly dependent on a limited number of customers for a substantial portion of revenues as a result of our strategy to focus our marketing and selling efforts on select, large-volume customers.

        Our operating results and financial condition could be affected if:

        -   we do not win new product designs from major customers;
        -   major customers reduce or cancel their existing business with us;
        -   major customers make significant changes in scheduled deliveries; or
        - there are declines in the prices of products that we sell to these customers.

        WE UTILIZE INDIRECT CHANNELS OF DISTRIBUTION OVER WHICH WE EXERCISE LIMITED CONTROL. We derive a material percentage of product revenues from independent reseller and distributor channels. Our financial results could be adversely affected if our relationship with these resellers or distributors were to deteriorate or if the financial condition of these resellers or distributors were to decline. In addition, as our business grows, we may have an increased reliance on indirect channels of distribution. There can be no assurance that we will be successful in maintaining or expanding these indirect channels of distribution. This could result in the loss of certain sales opportunities.

        Furthermore, the partial reliance on indirect channels of distribution may reduce our visibility with respect to future business, thereby making it more difficult to accurately forecast orders.

        OUR COMPANY OPERATIONS ARE AFFECTED BY CYCLICAL FLUCTUATIONS. The semiconductor and SAN systems segments in which we compete are subject to cyclical fluctuations in demand. As a result, we may experience periodic declines in sales or the prices of our products as a result of the following:

        - rapid technological change, product obsolescence, and price erosion in our products;
        - maturing product cycles in our products or products sold by our customers;
        - increases in worldwide manufacturing capacity for semiconductors, resulting in declining prices; and
        - changes in general economic conditions, which may cause declines in our product markets or the markets of our suppliers and customers.

        The semiconductor industry has experienced periods of rapid expansion of production capacity. Even when the demand for our products remains constant, the availability of additional excess production capacity in the industry creates competitive pressure that can degrade pricing levels, which can reduce revenues. Furthermore, customers who benefit from shorter lead times may defer some purchases to future periods, which could affect our demand and revenues for the short term. As a result, we may experience downturns or fluctuations in demand in the future and experience adverse effects on our operating results and financial condition.

        WE ENGAGE IN ACQUISITIONS AND ALLIANCES GIVING RISE TO ECONOMIC AND TECHNOLOGICAL RISKS. We intend to continue to make investments in companies, products, and technologies, either through acquisitions or investment alliances.

        Acquisitions and investment activities often involve risks, including the need to:

        - acquire timely access to needed capital for investments related to acquisitions and alliances;

        - conduct acquisitions that are timely relative to existing business opportunities;

        - successfully prevail over competing bidders for target acquisitions at an acceptable price;

        - invest in companies and technologies that contribute to the growth of our business;

        -   retain the key employees of the acquired operation;

        - incorporate acquired operations into our business and maintain uniform standards, controls, and procedures; and

        - develop the capabilities necessary to exploit newly acquired technologies.

        Some of these factors are beyond our control. Failure to manage growth effectively and to integrate acquisitions could adversely affect our operating results and financial condition.

        THERE IS UNCERTAINTY ASSOCIATED WITH OUR RESEARCH AND DEVELOPMENT INVESTMENTS. Our research and development activities are intended to maintain and enhance our competitive position by utilizing the latest advances in the design and manufacture of semiconductors and storage systems including networking, communications, and storage technologies. Technical innovations are inherently complex and require long development cycles and the commitment of extensive engineering resources. We must incur substantial research and development costs to confirm the technical feasibility and commercial viability of a product that in the end may not be successful. If we are not able to successfully and timely complete our research and development programs, we may face competitive disadvantages. There is no assurance that we will recover the development costs associated with such programs or that we will be able to secure the financial resources necessary to fund future research and development efforts.

        THE PRICE OF OUR SECURITIES MAY BE AFFECTED BY A WIDE RANGE OF FACTORS. Some of the factors that may cause volatility in the price of our securities include:

        -   quarterly variations in our financial results;
        -   business and product market cycles;
        -   fluctuations in customer requirements;
        -   the availability and utilization of manufacturing capacity;
        -   the timing of new product introductions; and
        -   the ability to develop and implement new technologies.

        The price of our securities may also be affected by the estimates and projections of the investment community, general economic and market conditions, and the cost of operations in one or more of our product markets. While we cannot predict the individual effect that these factors may have on the price or our securities, these factors, either individually or in the aggregate, could result in significant variations in price during any given period of time.

        OUR GLOBAL OPERATIONS EXPOSE THE COMPANY TO NUMEROUS INTERNATIONAL BUSINESS RISKS. We have substantial business activities in Asia and Europe. Both manufacturing and sales of our products may be adversely impacted by changes in political and economic conditions abroad. A change in the current tax laws, tariff structures, export laws, regulatory requirements or trade policies in either the United States or foreign countries could adversely impact our ability to manufacture or sell our products in foreign markets. Moreover, a significant decrease in sales by our customers to end users in either Asia or Europe could result in a decline in orders.

        We subcontract test and assembly functions to independent companies located in Asia. A reduction in the number or capacity of qualified subcontractors or a substantial increase in pricing could cause longer lead times, delays in the delivery of products to customers, or increased costs.

        THE HIGH TECHNOLOGY INDUSTRY IN WHICH WE OPERATE IS PRONE TO INTELLECTUAL PROPERTY LITIGATION. Our success is dependent in part on our technology and other proprietary rights, and we believe that there is value in the protection afforded by our patents, patent applications, and trademarks. However, the industry is characterized by rapidly changing technology, and our future success depends primarily on the technical competence and creative skills of our personnel, rather than on patent and trademark protection.

        As is typical in the high technology industry, from time to time we have received communications from other parties asserting that certain of our products, processes, technologies or information infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. We regularly evaluate such assertions. In light of industry practice, we believe that any necessary licenses or other rights should generally be obtainable on commercially reasonable terms. Nevertheless, there is no assurance that licenses will be obtained on acceptable terms or that a claim will not result in litigation or other administrative proceedings.

        WE MUST ATTRACT AND RETAIN KEY EMPLOYEES IN A HIGHLY COMPETITIVE ENVIRONMENT. Our employees are vital to our success, and our key management, engineering and other employees are difficult to replace. We do not generally have employment contracts with our key employees. Further, we do not maintain key person life insurance on any of our employees. The expansion of high technology companies in Silicon Valley, Colorado, Oregon and elsewhere where we operate our business has increased demand and competition for qualified personnel. Our continued growth and future operating results will depend upon our ability to attract, hire, and retain significant numbers of qualified employees.

                              SELLING STOCKHOLDERS

        The shares of common stock to be sold by the selling stockholders pursuant to this prospectus represent shares issued to the selling stockholders by us in connection with our acquisition of Syntax Systems, Inc., which closed on November 29, 2000. The following table sets forth the aggregate number of shares of common stock held by each selling stockholder and the aggregate number of shares of common stock offered by each selling stockholder. Each selling stockholder holds less than 1% of our outstanding common stock.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Beneficial ownership includes options to purchase common stock exercisable as of December 14, 2000 and options to purchase common stock that will become exercisable within 60 days of December 14, 2000.

                                                                                       NUMBER OF SHARES
                                                                      NUMBER OF       BENEFICIALLY OWNED
                                           NUMBER OF SHARES      SHARES REGISTERED       AFTER SALE OF
     NAME OF SELLING STOCKHOLDER         BENEFICIALLY OWNED(1)   FOR SALE HEREBY(1)    REGISTERED SHARES
     ---------------------------         ----------------------  -------------------  ------------------
Douglas Acker                                   3,790                3,033                  757
Jean Bandley                                    2,463                2,369                   94
Arun Barboza                                    2,176                  947                1,229
Rob Bradbury                                    2,179                2,085                   94
Rudy Darmawan                                   2,956                2,275                  681
Aaron Dillon                                      169                   75                   94
Aaron Dillon, as Custodian for Joshua
  Turner Dillon                                   189                  189                    0
Valerie Dixon-Nixon                               283                  189                   94
Anne M. Franklin                              127,969               80,573               47,396
Anne M. Franklin, as Trustee of the
  Jill Franklin Hewitt Special Needs
  Trust                                       137,448               80,573               56,875
Peggy J. Franklin(2)                          313,444              313,444                    0
Roger A. Franklin(2)                          293,538              293,538                    0
Sharon Fuller                                   6,880                6,540                  340
Richard Garner                                 63,194               12,639               50,555
Robert Houser                                     852                  758                   94
InSight Venture Partners I, L.P.              524,079              524,079                    0
Howard Jess                                     8,433                3,033                5,400
Amy Kenworthy-Dillon                              567                  473                   94
William Loetscher                               9,479                9,479                    0
William Morchin                                 6,289                1,137                5,152
Son Nguyen                                      1,437                  758                  679
Saul Perkes                                    14,154                2,369               11,785
Roel Pieper(2)                                  5,687                5,687                    0
Thomas Rogers                                   5,686                1,895                3,791
Jeff Scofield                                  47,079               12,639               34,440
Jeremy Scofield                                40,746               12,639               28,107
Dennis G. Seinfeld                              8,531                8,531                    0
Tak Yen Sinn                                    3,598                2,369                1,229
John Smith(2)                                  97,635                2,843               94,792
Bala Viswanathan                                3,126                  379                2,747
Diana Wolfe                                       947                  947                    0
Shuang Yang                                       947                  947                    0
                                            ---------            ---------             --------
TOTAL................................       1,735,950            1,389,431              346,519


(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of LSI's outstanding shares of common stock.

(2) Former officer or director of Syntax Systems, Inc.

                              PLAN OF DISTRIBUTION

        LSI is registering all 1,389,431 shares of common stock (the "Shares") on behalf of certain selling stockholders. All of the shares originally were issued by us in connection with our acquisition of Syntax Systems, Inc. LSI will receive no proceeds from this offering. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Stockholders") may sell the shares from time to time. The Selling Stockholders will act independently of LSI in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. The Shares may be sold by one or more of, or a combination of, the following:

        - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

        - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

        - an exchange distribution in accordance with the rules of such exchange,

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

        -   in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales. In connection with distributions of such shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, brokers, dealers or agents engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

        We will pay all reasonable expenses incident to the registration of the Shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

        In order to comply with the securities laws of certain states, if applicable, the Shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

        We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the Selling Stockholders and persons controlling the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The Selling Stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

        We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until November 29, 2001, subject to certain exceptions set forth in a Registration Rights Agreement dated October 20, 2000 by and between LSI Logic and Roger A. Franklin, as agent for the Selling Stockholders.

                                  LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to LSI Logic.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                1,389,431 SHARES




                              LSI LOGIC CORPORATION



                              --------------------






                                  COMMON STOCK






                                   PROSPECTUS











                                DECEMBER 14, 2000

                              LSI LOGIC CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM
NUMBER
------

Item 14    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


                  Securities and Exchange Commission Registration fee     $ 8,335.75
                  NYSE fees..........................................     $ 2,639.92
                  Accounting fees....................................     $40,000
                  Legal fees.........................................     $15,000
                  Miscellaneous......................................     $20,000
                  Total..............................................     $85,975.67


Item 15    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CERTIFICATE OF INCORPORATION

        Article 10 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

- for any breach of their duty of loyalty to the corporation or its stockholders,
- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
- for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or
- for any transaction from which the director derived an improper personal benefit.

BYLAWS

        Our bylaws provide that our directors, officers and agents shall be indemnified against expenses including attorneys' fees, judgments, fines, settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such, if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of LSI Logic Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

        We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of LSI, arising out of such person's services as a director or officer of LSI, any subsidiary of LSI or any other company or enterprise to which the person provides services at the request of LSI.

Item 16    EXHIBITS.


           Exhibit
            Number
           -------
              4.1      Registration Rights Agreement by and between LSI Logic and Roger A.
                       Franklin, as agent for the Selling Stockholders.
              5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
             23.1      Consent of PricewaterhouseCoopers LLP, independent accountants.
             23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
                       (included in Exhibit 5.1).
             24.1      Power of Attorney (included on signature page).


Item 17    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on December 14, 2000.

                                    LSI LOGIC CORPORATION

                                    By     /s/  Wilfred J. Corrigan
                                       ----------------------------------------
                                          WILFRED J. CORRIGAN, CHAIRMAN, CHIEF
                                             EXECUTIVE OFFICER AND DIRECTOR

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Wilfred J. Corrigan and Bryon Look, and each of them, as his true and lawful attorneys-in-fact and agents, each with power of substitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments to this Registration Statement) and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and all post-effective amendments thereto) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each of them with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on December 14, 2000.


               SIGNATURE                                       TITLE
----------------------------------------  ----------------------------------------------

   /s/   Wilfred J. Corrigan              Chairman, Chief Executive Officer and Director
-------------------------------------         (Principal Executive Officer)
         Wilfred J. Corrigan

   /s/       Bryon Look                   Executive Vice President and Chief Financial
-------------------------------------         Officer (Principal Financial Officer and
            Bryon Look                        Principal Accounting Officer)


   /s/        T.Z. Chu                    Director
------------------------------------
               T.Z. Chu

   /s/       Malcom R. Currie             Director
------------------------------------
          Malcom R. Currie

   /s/        Matthew J. O'Rourke         Director
------------------------------------
            Matthew J. O'Rourke

   /s/         Larry W. Sonsini           Director
------------------------------------
           Larry W. Sonsini

                                INDEX TO EXHIBITS

 Exhibit
 Number
 ------

   4.1      Registration Rights Agreement by and between LSI Logic and Roger A. Franklin, as agent for the Selling Stockholders.
   5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
  23.1      Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
            Exhibit 5.1).
  24.1      Power of Attorney of certain directors and officers of LSI Logic (see page II-4 of this
            Form S-3).